Exhibit 99.1

Contact:	Flow Investor Relations
253-813-3286

FLOW INTERNATIONAL ANNOUNCES

NEW CREDIT FACILITY AND

SECURITIES REPURCHASE PROGRAM

KENT, Wash., July 26, 2007 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, today announced the closing of an increase in its credit facility from $30 million to $45 million. Flow also announced that its Board of Directors has authorized the repurchase of up to $45 million of the Company’s outstanding securities. The program will be funded from the Company’s existing cash and the new increased credit facility.

Charley Brown, Flow’s President and Chief Executive Officer, commented: “This new repurchase plan highlights the Board’s and management’s confidence in the Company’s fundamentals and future prospects. We believe that this repurchase program presents an opportunity to enhance shareholder value.”

Under the program, the Company may repurchase shares from time to time for cash in open market transactions, in privately negotiated transactions or by other means in accordance with applicable federal securities laws. The timing and amount of repurchase transactions will be determined by the Company’s management based on their evaluation of market conditions, share price and other factors. There is no assurance that the Company will purchase securities and the program may be suspended or discontinued at any time.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with the Company’s future prospects. Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (the “SEC”) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.